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Exhibit 99.(c)

RMR FUNDS
(each, a "Trust")

VOTING PROXIES

ADOPTED/AMENDED:

        Refer to Master Schedule contained in Trusts' Compliance Manual.

LEGAL REFERENCE:

        Rule 30b1-4 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that mutual funds annually file Form N-PX, which contain the mutual fund's complete proxy voting record for the 12-month period ending on June 30th each year. Each mutual fund must adopt policies and procedures that it uses in deciding how to vote proxies, including procedures the mutual fund uses when deciding how to vote proxies on issues presenting a conflict between the interests of mutual fund shareholders and those of the mutual fund's investment advisor, subadvisor(s), administrator, subadministrator, transfer agents, underwriter, or certain of their affiliates, if any.

POLICY:

        It is the policy of the Trusts that any proxies received from issuers whose securities are held by a Trust are voted solely in the interests of the shareholders of the Trust. Any conflict of interest must be resolved in the way that will most benefit the shareholders of the applicable Trust.

PROCEDURES:

  •
  Set forth in the Trusts' Policies and Procedures for Voting Proxies.

RESPONSIBILITY:

  •
  The Trusts' Proxy Manager shall have the responsibilities set forth in the Policies and Procedures for Voting Proxies.

CONTROLS/TESTING PROCEDURES:

  •
  The Trusts' Chief Compliance Officer (the "CCO"), no less than annually, shall confirm that all required reports to the Board of Trustees as set forth in the Policies and Procedures for Voting Proxies have been made.

EVALUATION:

        The Policies and Procedures for Voting Proxies are designed to ensure that proxies are voted in an appropriate manner. Such procedures are designed to resolve conflicts on interest that the Trusts' investment advisor may have in voting proxies on behalf of the Trusts.

RELATED INFORMATION:

  •
  Policies and Procedures for Voting Proxies

  •
  RMR Advisors, Inc.'s Policies and Procedures for Proxy Voting

 RMR FUNDS

POLICIES AND PROCEDURES FOR VOTING PROXIES

        1.     Purpose.    The purpose of this document is to describe the policies and procedures for voting proxies received from issuers whose securities are held by the Trusts and any other investment company then advised by the Trusts' investment advisor. These policies and procedures are to be implemented by the investment advisor or sub-advisor, if any, (the "Advisor") to the Trusts.

        2.     Definition of Proxy.    A proxy permits a shareholder to vote without being present at annual or special meetings. A proxy is the form whereby a person who is eligible to vote on corporate matters transmits written instructions for voting or transfers the right to vote to another person in place of the eligible voter

        3.     Policy for Voting Proxies.

          (a)   Fiduciary Considerations.    Proxies are voted solely in the interests of the shareholders of the Trusts. Any conflict of interest must be resolved in the way that will most benefit the shareholders.

          (b)   Management Recommendations.    Because the quality and depth of management is a primary factor considered when investing in a company, the recommendation of management on any issue should normally be given substantial weight.

The vote with respect to most routine issues presented in proxy statements should be cast in accordance with the position of the company's management, unless it is determined that supporting management's position would adversely affect the investment merits of owning the stock. However, each issue should be considered on its own merits, and the position of the company's management should not be supported in any situation where it is found not to be in the best interests of the Trusts' shareholders.

        4.     Conflicts of Interest.    The Trusts recognize that under certain circumstances their Advisor may have a conflict of interest in voting proxies on behalf of the Trusts. Such circumstances may include, but are not limited to, situations where the Advisor or one or more of its affiliates, including officers, directors and employees, has or is seeking a client relationship with the issuer of the security that is the subject of the proxy vote. The Advisor shall periodically inform its employees that they are under an obligation to be aware of the potential for conflicts of interest on the part of the Advisor with respect to voting proxies on behalf of Trusts, both as a result of the employee's personal relationships and due to circumstances that may arise during the conduct of the Advisor's business, and to bring conflicts of interest of which they become aware to the attention of the proxy manager (see below). The Advisor shall not vote proxies relating to such issuers on behalf of its client accounts until it has determined that the conflict of interest is not material or a method of resolving such conflict of interest has been agreed upon by the Board of Trustees. A conflict of interest will be considered material to the extent that it is determined that such conflict has the potential to influence the Advisor's decision-making in voting a proxy. Materiality determinations will be based upon an assessment of the particular facts and circumstances. If the proxy manager determines that a conflict of interest is not material, the Advisor may vote proxies notwithstanding the existence of a conflict. If the conflict of interest is determined to be material, the conflict shall be disclosed to the Board of Trustees and the Advisor shall follow the instructions of the Board of Trustees. The proxy manager shall keep a record of all materiality decisions and report them to the Board of Trustees on a quarterly basis.

        5.     Proxy Manager Approval.    Votes are subject to approval by the proxy manager, the Trust's treasurer or the Trust's portfolio manager. The Trust's President or his delegatee shall be the proxy manager.

        6.     Proxy Voting Procedures.    Proxy voting will be conducted in compliance with the policies and practices described in this memorandum and is subject to the proxy manager's supervision. A reasonable effort should be made to obtain proxy material and to vote in a timely fashion. Records should be maintained regarding the voting of proxies under these policies and procedures.

        7.     Report to the Board.    On a quarterly basis, the proxy manager or his designee will report in writing to the Board of Trustees on the general manner in which proxy proposals relating to anti-takeover, social and political issues were voted, as well as proposals that were voted in opposition to management's recommendations.

QuickLinks

  Exhibit 99.(c)
RMR FUNDS (each, a "Trust") VOTING PROXIES
RMR FUNDS POLICIES AND PROCEDURES FOR VOTING PROXIES